Exhibit 99.2

JACKSON BANK & TRUST

BALANCE SHEET

(in thousands)	June 30, 2005 (unaudited)

Assets

Cash and cash equivalents:
Cash and due from banks	$3,700
Federal funds sold	1,910
Total cash and cash equivalents	5,610

Interest bearing deposits with other banks	597

Investment securities available-for-sale	43,505

Loans	110,704
Less: Allowance for loan losses	(1,750)
108,954

Bank premises and equipment, net	4,060
Other assets	6,992
11,052

Total assets	$169,718

Liabilities and Stockholders' Equity

Deposits:
Noninterest bearing deposits	$20,433
Interest bearing deposits	118,726
Total deposits	139,159

Other borrowings	11,012
Other liabilities	1,599
Total liabilities	151,770

Stockholders’ equity	17,948

Total liabilities and stockholders’ equity	$169,718

JACKSON BANK & TRUST

STATEMENTS OF INCOME

	For the six months ended June 30,
	2005	2004
(in thousands)	(unaudited)

Gross interest income	$4,540	$4,167
Gross interest expense	1,495	1,283
Net interest income	3,045	2,884
Provision for loan losses	75	-
Net interest income after provision for loan losses	2,970	2,884
Non-interest income	770	825
Non-interest expense	2,876	2,583
Income before income taxes	864	1,126
Provision for income taxes	203	301
Net income	$661	$825

JACKSON BANK & TRUST

STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2005	2004
(in thousands)	(unaudited)
Cash flows from operating activities:
Net income	$661	$825
Adjustments to reconcile net income to net cash provided by operating activities:
Investment securities amortization, net	27	61
Depreciation	204	199
Provision for loan losses	75	-
Gain on sale of investment securities	-	(12)
Loss on sale of other real estate	19	7
Gain on sale of bank premises and equipment	-	(100)
Increase in interest receivable	(91)	(23)
Increase in other assets	(167)	(410)
Increase in other liabilities	373	301
Net cash provided by operating activities	1,101	848

Cash flows from investing activities:
(Increase) decrease in interest bearing deposits with other banks	(213)	120
Purchases of available-for-sale securities	(6,321)	(4,845)
Proceeds from maturities, paydowns, and calls of available-for-sale securities	3,599	3,072
Proceeds from sales of available-for-sale securities	-	4,073
Increase in loans	2,122	(7,172)
Purchase of bank premises and equipment	(25)	(473)
Proceeds from sales of bank premises and equipment	-	331
Additions to other real estate	-	(43)
Proceeds from sales of other real estate	61	6
Additions to repossessed property	(3)	-
Proceeds from sales of repossessed property	11	-
Net cash used by investing activities	(769)	(4,931)

Cash flows from financing activities:
Increase in deposits	1,340	3,445
Decrease in FHLB borrowings	-	(7)
Net change in fed funds purchased	-	400
Dividends paid	(535)	(535)
Net cash provided by financing activities	805	3,303

Increase (decrease) in cash and cash equivalents	1,137	(780)

Cash and cash equivalents - beginning of year	4,473	4,152

Cash and cash equivalents - end of year	$5,610	$3,372